Amended and Restated Plan Pursuant to Rule 18f-3(d)

Under the Investment Company Act of 1940

Each of the separate series of DoubleLine Funds Trust and DoubleLine Equity Funds (each a “Fund” and, collectively, the “Funds”) may from time to time issue one or more of the following classes of shares: Class A shares, Class C shares, Class N shares, and Class I shares. Set forth below are the differences in fees and expenses among these classes of shares and the conversion and exchange features of each class of shares.

Amounts payable to the Funds’ distributor under the Class A Plans, the Class C Plans, the Class N Plans (each as defined below) are subject to such other terms and further limitations as the Boards of Trustees of the Funds (the “Trustees”) may from time to time determine, as described in the Funds’ prospectuses and statements of additional information as from time to time in effect.

Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Funds’ prospectuses and statements of additional information as from time to time in effect. The conversion and exchange rights described below are subject to the applicable minimum investment amounts and such other terms as may be set forth in the Funds’ prospectuses and statements of additional information as in effect from time to time.

The sales charges described below are subject to the terms described in the Funds’ prospectuses and statements of additional information as from time to time in effect and are also subject to reduction or waiver as permitted by Rule 22d-1 or 6c-10 under the Investment Company Act of 1940, as amended (the “1940 Act”).

CLASS A SHARES

Distribution and Service Fees: Class A shares pay distribution and service fees pursuant to plans (the “Class A Plans”) adopted pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Class A Plans, Class A shares may pay distribution and services fees at an annual rate of up to 0.25% of the average net asset value of the relevant Fund attributable to its Class A shares.

Conversion Features: Class A shares do not convert to any other class of shares.

Exchange Features: Class A shares of any Fund may be exchanged, at the holder’s option, for Class A shares of any other Fund that offers Class A shares, provided such shares are available for purchase by the holder at such time.

Initial Sales Charge: Class A shares are offered at a public offering price that is equal to their net asset value (“NAV”) plus a sales charge of up to 4.25% of the public offering price.

Contingent Deferred Sales Charge: Purchases of Class A shares of $1 million or more that are redeemed within eighteen months of purchase may be subject to a contingent deferred sales charge (“CDSC”) of 0.75% of the purchase price of the shares redeemed.

CLASS C SHARES

Distribution and Service Fees: Class C shares pay distribution and service fees pursuant to plans adopted pursuant to Rule 12b-1 under the 1940 Act (the “Class C Plans”). Pursuant to the Class C Plans, Class C shares may pay distribution and services fees at an annual rate of up to 1.00% of the average net asset value of the relevant Fund attributable to its Class C shares.

Conversion Features: Class C shares do not convert to any other class of shares.

Exchange Features: Class C shares of any Fund may be exchanged, at the holder’s option, for Class C shares of any other Fund that offers Class C shares, provided such shares are available for purchase by the holder at such time.

Initial Sales Charge: Class C shares are offered at their NAV, without an initial sales charge.

Contingent Deferred Sales Charge: Class C shares are subject to a 1.00% CDSC if the shares are redeemed within one year of purchase.

CLASS I SHARES

Distribution and Service Fees: Class I shares do not pay a distribution or service fee.

Conversion Features: Class I shares do not convert to any other class of shares.

Exchange Features: Class I shares of any Fund may be exchanged, at the holder’s option, for Class I shares of any other Fund that offers Class I shares, provided such shares are available for purchase by the holder at such time.

Initial Sales Charge: Class I shares are offered at their NAV, without an initial sales charge.

Contingent Deferred Sales Charge: Class I shares are not subject to any CDSC.

CLASS N SHARES

Distribution and Service Fees: Class N shares pay distribution and service fees pursuant to plans (the “Class N Plans”) adopted pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Class N Plans, Class N shares may pay distribution and service fees at an annual rate of up to 0.25% of the average net asset value of the relevant Fund attributable to its Class N shares.

Conversion Features: Class N shares of any Fund may be converted to Class I shares of any other Fund that offers Class I shares.

Exchange Features: Class N shares of any Fund may be exchanged, at the holder’s option, for Class N shares of any other Fund that offers Class N shares, provided such shares are available for purchase by the holder at such time.

Initial Sales Charge: Class N shares are offered at their NAV, without an initial sales charge.

Contingent Deferred Sales Charge: Class N shares are not subject to any CDSC.

OTHER EXPENSES

Except as otherwise provided, other expenses are allocated among the classes of shares of each Fund based upon the net assets of the Fund attributable to shares of each class. The following expenses, to the extent they are determined by the Trustees or by either DoubleLine Capital LP, with respect to a Fund of DoubleLine Funds Trust, or DoubleLine Equity LP, with respect to a Fund of DoubleLine Equity Funds (DoubleLine Capital LP and DoubleLine Equity LP, together, “DoubleLine”) to have been incurred by or in respect of one but not all classes of a Fund or otherwise unequally as among such classes, shall be allocated as among the classes in accordance with such determination (or in such other manner as the Trustees may in their discretion consider fair and equitable to each):

(i)	administration (if any) and transfer agent fees and expenses;

(ii)	litigation, legal, and audit fees;

(iii)	state and foreign securities registration fees;

(iv)	shareholder report expenses;

(v)	Trustee fees and expenses;

(vi)	preparation, printing, and related fees and expenses for proxy statements and, with respect to current shareholders, prospectuses and statements of additional information;

(vii)	expenses incurred in connection with shareholder meetings; and

(viii)	subject to approval by the Trustees, such other fees and expenses as DoubleLine, pursuant to Rule 18f-3, deems to be allocable to one or more classes.

Adopted by DoubleLine Funds Trust

Board of Trustees on March 25, 2010

Reviewed and approved: August 25, 2010

Reviewed and approved: February 27, 2013

Adopted by DoubleLine Equity Funds

Board of Trustees on February 27, 2013